Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Michael H. Head
President and Chief Executive Officer
(812) 492-8100

FIRST BANCORP OF INDIANA, INC. ANNOUNCES
INTENTION TO VOLUNTARILY DELIST FROM NASDAQ

EVANSVILLE, INDIANA, April 25, 2008 — First Bancorp of Indiana, Inc. (NASDAQ: FBEI) (the “Company”) today announced that it has notified the NASDAQ Stock Market of its intent to suspend trading in its stock on the NASDAQ Global Market and to file a Form 25, Notification of Removal from Listing and/or Registration, with the Securities and Exchange Commission on or about May 7, 2008. The Company is delisting its shares in connection with the previously announced 1-for-300 reverse and 300-for-1 forward stock splits that were approved by the Board of Directors. The primary purpose and effect of the reverse and forward stock splits is to reduce the number of record holders of the Company’s common stock below 300 so that the Company may terminate the registration of its common stock with the SEC. In the event that the stock splits are not consummated for any reason, the Company expects to rescind its decision to voluntarily delist. The Company anticipates that its shares will trade on the OTC Bulletin Board following its delisting. The Company intends to request to retain the trading symbol FBEI.

On May 19, 2008, the expected effective date of the delisting, the Company intends to file a Form 15 with the SEC to voluntarily deregister its common stock under the Securities Exchange Act of 1934. Upon the filing of the Form 15, the Company’s obligation to file certain reports with the SEC, including Forms 10-K, 10-Q and 8-K, will immediately be suspended. The Company expects that the deregistration of its common stock will become effective 90 days after the date of filing of the Form 15 with the SEC.

First Bancorp of Indiana, Inc. is the holding company for First Federal Savings Bank. First Federal Savings Bank currently operates seven offices in the Evansville, Indiana area, one office in Washington, Indiana and one office in Petersburg, Indiana.

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include, among others, an increase in costs for the split transaction, the effectiveness of the split transaction in reducing the number of record holders below 300, the Company’s ability to complete the going private transaction in a timely manner or at all, and other factors that may be described in the Company’s Schedule 13E-3 filed with the Securities and Exchange Commission, which is available at the Securities and Exchange Commission’s Web site (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.